UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2019

XENON PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-36687	98-0661854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200-3650 Gilmore Way Burnaby, British Columbia, Canada		V5G 4W8
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 484-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	XENE	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events

Agreement with Flexion Therapeutics, Inc.

On September 9, 2019, Xenon Pharmaceuticals Inc. (the “Company”) entered into an asset purchase agreement (the “Agreement”) with Flexion Therapeutics, Inc. (“Flexion”) pursuant to which Flexion acquired all rights with respect to the Company’s investigational compound XEN402 and a related compound (collectively, “XEN402”), including certain regulatory documentation, intellectual property rights, reports, data and all quantities of XEN402 owned or controlled by the Company (collectively referred to as the “Purchased Assets”).  XEN402 is a sodium channel inhibitor that the Company had previously developed with its collaborator, Teva Pharmaceuticals International GmbH and its affiliated entities (“Teva”).  Pursuant to the terms of the Agreement, Flexion also assumed certain liabilities relating to the Purchased Assets, including the obligation to pay a low single-digit percentage royalty to Teva on net sales of any approved products incorporating XEN402.

The upfront purchase price for the Purchased Assets of $3.0 million was paid by Flexion to the Company in connection with the closing of the transaction.  Pursuant to the terms of the Agreement, the Company is eligible to receive additional payments for various CMC, development and regulatory milestones of up to $9.0 million through initiation of a Phase 2 proof of concept clinical trial.  In addition, following a successful proof of concept clinical trial, the Company would be eligible to receive additional clinical development and global regulatory approval milestone payments of up to $40.75 million, commercialization milestone payments of up to $75 million, as well as future royalties on sales of any approved products ranging from mid-single to low-double digit percentages, depending on the level of worldwide net sales.

The Agreement contains customary representations, warranties and covenants by the Company and Flexion, including a covenant by the Company not to develop a competing product for the treatment of post-surgical pain and a covenant by Flexion not to develop a product for the treatment of epilepsy incorporating XEN402.  Each party has agreed, subject to certain conditions and limitations, to indemnify the other party for breaches of representations, warranties and covenants and for losses arising from certain assumed/excluded liabilities, as applicable.

2019 Inducement Equity Incentive Plan

On September 9, 2019, the board of directors (the “Board”) of the Company adopted the Xenon Pharmaceuticals Inc. 2019 Inducement Equity Incentive Plan (the “Inducement Plan”) and, subject to the adjustment provisions of the Inducement Plan, reserved 400,000 of the Company’s common shares for issuance pursuant to equity awards granted under the Inducement Plan.

The Inducement Plan was adopted without shareholder approval pursuant to Rule 5635(c)(4) and Rule 5635(c)(3) of the Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards, including share options, share appreciation rights, restricted share awards, restricted share unit awards and performance share awards, and its terms are substantially similar to the Company’s 2014 Equity Incentive Plan, including with respect to treatment of equity awards in the event of a “merger” or “change of control” as defined under the Inducement Plan, but with such other terms and conditions intended to comply with the Nasdaq inducement award exception or to comply with the Nasdaq acquisition and merger exception. However, the Company’s 2014 Equity Incentive Plan permits certain exchange programs (which includes repricings) without shareholder approval, while the Inducement Plan requires shareholder approval for such exchange programs.

In accordance with Rule 5635(c)(4) and Rule 5635(c)(3) of the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company, or, to the extent permitted by Rule 5635(c)(3) of the Nasdaq Listing Rules, in connection with a merger or acquisition.

A copy of the Inducement Plan and related form of share option agreement under the Inducement Plan are attached as Exhibit 10.1 hereto and incorporated by reference herein. The above description of the Inducement Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	2019 Inducement Equity Incentive Plan and related form of share option agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENON PHARMACEUTICALS INC.

Date: September 10, 2019	By:	/s/ Ian Mortimer
Ian Mortimer
President & Chief Financial Officer